As filed with the Securities and Exchange Commission on December 18, 2020

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

FOVEA JEWELRY HOLDINGS, LTD.
(Exact name of Registrant as Specified in its Charter)

Wyoming	95-420242495
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification Number)

Room 403, 4/F, Phase 1 Austin Tower

22-26A Austin Avenue

Tsim Sha Tsui, Hong Kong

 (Address of Principal Executive Offices, including Zip Code)

Fovea Jewelry Holdings, Ltd. 2020 Stock Incentive Plan

(Full title of the plan)

Thomson Lee

President

Fovea Jewelry Holdings, Ltd.

Room 403, 4/F, Phase 1 Austin Tower

22-26A Austin Avenue

Tsim Sha Tsui, Hong Kong

+852 6847-6812

 (Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Thomas E. Puzzo, Esq.

Law Offices of Thomas E. Puzzo, PLLC

3823 44th Ave. NE

Seattle, Washington 98105

Telephone No.: (206) 522-2256

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Fee
Common Stock, $0.001 par value	1,000,000	$0.1435	$143,500.00	$15.65

_____________

(1)	The Fovea Jewelry Holdings, Ltd. 2020 Stock Incentive Plan (the “Plan”) authorizes the directors to fix the maximum number of shares of common stock of Fovea Jewelry Holdings, Ltd. (the “Company” or the “Registrant”), par value $0.001 per share (“Common Stock”) to be issued under the Plan. The directors have fixed 1,000,000 shares as the maximum number to be issued under the Plan, all of which are being registered hereunder.

(2)	Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(c) and Rule 457(h). On December 15, 2020, the fair market value of the Company’s Common Stock, determined from its closing price on the OTC Markets Group, Inc. was $0.1435 per share.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2. Registration Information and Employee Plan Annual Information

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written or oral request: Fovea Jewelry Holdings, Ltd., Room 403, 4/F, Phase 1 Austin Tower, 22-26A Austin Avenue, Tsim Sha Tsui, Hong Kong, telephone number +852 6847-6812.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(i)	Registrant’s Amendment No. 2 to Form 10, filed with the Commission on May 10, 2020, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(ii)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Commission on August 14, 2020, which contains unaudited interim financial statements;

(iii)	Registrant’s Current Report on Form 8-K, filed with the Commission on October 21, 2020; and

(iv)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the Commission on November 12, 2020, which contains unaudited interim financial statements.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Wyoming law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action (i.e., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

The Registrant’s articles of incorporation, as amended, and bylaws, provide that it shall indemnify directors provided that the indemnification shall not eliminate or limit the liability of a director for breach of the director's duty or loyalty to the corporation or its stockholders, or for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law.

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Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed as part of this Registration Statement:

Number	Description
5.1	Opinion of Law Offices of Thomas E. Puzzo, PLLC, regarding legality of the common stock being registered
23.1	Consent of Law Offices of Thomas E. Puzzo, PLLC (contained in exhibit 5.1)
23.2	Consent of Total Asia Associates PLT
24.1	Powers of Attorney (set forth on the signature page of this Registration Statement)
99.1	Fovea Jewelry Holdings, Ltd. 2020 Stock Incentive Plan

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if total dollar value securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on December 18, 2020.

FOVEA JEWELRY HOLDINGS, LTD. (Registrant)

By:	/s/ Thomson Lee
Name:	Thomson Lee
Title:	President and Chief Executive Officer (principal executive officer, principal accounting officer, and principal financial officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomson Lee, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Thomson Lee	President and Chief Executive Officer, Secretary, Treasurer, and Director	December 18, 2020
Thomson Lee	(principal executive officer, principal accounting officer, and principal financial officer)

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EXHIBIT INDEX

Number	Description
5.1	Opinion of Law Offices of Thomas E. Puzzo, PLLC, regarding legality of the common stock being registered
23.1	Consent of Law Offices of Thomas E. Puzzo, PLLC (contained in exhibit 5.1)
23.2	Consent of Total Asia Associates PLT
24.1	Powers of Attorney (set forth on the signature page of this Registration Statement)
99.1	Fovea Jewelry Holdings, Ltd. 2020 Stock Incentive Plan

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